Exhibit 10.17

March 11, 2015

Joshua DeFonzo

Re: Promotion

Dear Joshua:

Due to your hard work and dedication, I am pleased to offer you a promotion to Chief Commercial Officer, a full time, exempt position effective April 1, 2015. You will continue to report directly to me. You will receive an annualized salary of two hundred and seventy five thousand dollars ($275,000), paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.

You will be eligible to participate in our variable performance bonus plan, which has a current annual target of one hundred sixty five thousand dollars ($165,000). The bonus will be heavily weighted on the achievement of 14,000 AlloMap tests and a revenue of >$30M amongst other objectives. If test volume exceeds 14,500, an additional bonus payment of fifty thousand dollars ($50,000) will be considered. You must be employed at the time of payout and the amount is subject to all state and federal taxes.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 25,000 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one forty-eighth (1/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

We are happy to offer you this promotion. Thank you for your contributions so far and we look forward to celebrating our future successes.

Sincerely,

CareDx, Inc.

/s/ Peter Maag
Peter Maag
President & CEO

ACCEPTED AND AGREED TO this

12 day of March, 2015.

/s/ Joshua DeFonzo
Joshua DeFonzo